Exhibit 99.1

Tel-Instrument Announces FY 2013 Results; a $3.3 million TS-4530A Interim Production Release; $600,000 Equity Issuance; NYSE Plan Acceptance; Retention of a Senior Manufacturing Consultant; and Guidance for the Current Fiscal year (FY 2014)

East Rutherford, NJ – July 16, 2013 – Tel-Instrument Electronics Corp (“TIC”) (NYSE MKT: TIK) announced results for its fourth quarter and fiscal year ended March 31, 2013. The Company reported a 53% decrease in annual revenues and a net loss of $2.8 million.

For the fiscal year ended March 31, 2013, sales decreased $8,681,420 (52.6%) to $7,827,258 from $16,508,678, and recorded a loss from operations in the amount of $3,753,006 for the year ended March 31, 2013 as compared to income from operations of $676,008 for the year ended March 31, 2012.  The Company recorded a net loss of $2,772,571 or $0.98 per share for the year ended for year ended March 31, 2013 as compared to net income of $71,016, or $0.03 per share for the year ended March 31, 2012.

Compared to the same quarter in the previous year, sales for the fourth quarter decreased $3,265,878 (63.2%) to $1,905,000 from $5,170,878 and the Company incurred a loss from operations of $1,556,652 as compared to income from operations of $237,210. The Company recorded a net loss of $1,128,989 or $0.38 per share for the quarter ended March 31, 2013 as compared to a net loss of $48,936, or $0.02 per share for the quarter ended March 31, 2012. The fourth quarter results for the fiscal year ended March 31, 2013 included several negative adjustments including an increase in the warranty reserve for the CRAFT ship in place units, manufacturing variances, and an increase in the cost of logistics modifications for the Army TS-4530A program.

The Company is also providing an update on the following items.

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On July 12, 2013, the Company received a contract amendment from the Army calling for an interim production release of $3.3 million for the TS-4530A program which is expected to ship at a monthly rate of $500k starting this month. TIC has signed the amendment and should receive the fully executed agreement this week. The Company has received final AIMS certification for this product, but a full production release on this contract will not be provided until the remaining logistics documentation items (e.g., technical manual) are approved by the U.S. Army. The Company currently has $18.3 million of existing TS-4530A orders on this Indefinite-Delivery-Indefinite Quantity (“IDIQ”) contract program. The Army has the option of purchasing up to an additional $18 million of units under this IDIQ contract. The commencement of TS-4530A volume shipments will augment the Company’s liquidity position as the Company has a substantial amount of the material in house to commence production.

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The Company converted approximately $634k of outstanding short-term debt with an external party into 200,000 shares of common stock at a price of $3.19 per share with the transaction effective date of May 31, 2013. The final paperwork on this transaction was not completed until late June 2013.

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As a result of the substantial operating losses incurred in the last year, the Company is not currently in compliance with the NYSE-MKT’s continued listing standards. Based on the information provided by the Company on June 17, 2013, the Exchange has determined that the Company has made a reasonable demonstration of its ability to regain compliance. As such, the Company listing is being continued pursuant to an extension and will continue to be monitored against this plan with the next NYSE evaluation date being August 15, 2013. Failure to make progress against this plan could result in the Exchange staff initiating delisting provisions. The Company is optimistic that it will demonstrate sufficient progress to maintain our NYSE-MKT listing.

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The Company retained a senior manufacturing contractor earlier this year to restructure our manufacturing operations to better support the three major military programs now coming on line. The Company expects improvement in operating efficiencies, material management and quality processes as production increases.

•
The Company first quarter FY 2014 revenues (April through June) exceeded $3 million. Revenue growth in the first quarter was hampered by liquidity constraints and related parts availability issues. These liquidity issues are expected to lessen with the commencement of TS-4530A shipments. With the commencement of TS-4530A production and expected improvements in CRAFT production levels, TIC is forecasting significant revenue and profitability growth for the fiscal year ending March 31, 2014.

Jeff O’Hara, President and Chief Executive Officer of Tel stated, “The results in the prior fiscal year were not acceptable. The Company faced major challenges to rectify the issues seen in the CRAFT program, which effectively shut down production for over six months, as we worked with the U.S. Navy to expand our acceptance test procedures. While resolving these CRAFT issues and securing the U.S. Army TS-4530A initial production release took much longer than anticipated, and seriously strained the Company’s liquidity position, the Company is now in a position to reap the benefits of the significant investments made in the new Mode 5 technology for both domestic and overseas customers. The commencement of TS-4530A production is a key milestone for the Company as this will allow TIC to solidify our balance sheet and help drive substantial revenue and earnings growth.”

We encourage everyone to read our full results of operations contained in our Form 10-K filed on July 16, 2013 at sec.gov.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP
Consolidated Balance Sheets

ASSETS	March 31, 2013	March 31, 2012
Current assets:
Cash	$310,297	$413,195
Accounts receivable, net of allowance for doubtful accounts of $18,940 and $35,470, respectively	557,879	1,694,636
Unbilled government receivables	-	1,780,381
Inventories, net	6,241,181	5,023,975
Prepaid expenses and other current assets	115,852	220,255
Deferred financing costs	108,321	108,321
Deferred tax asset	1,238,421	1,288,631
Total current assets	8,571,951	10,529,394

Equipment and leasehold improvements, net	587,958	706,870
Deferred financing costs – long-term	156,463	264,784
Deferred tax asset – non-current	2,546,190	948,489
Other assets	56,872	56,872

Total assets	$11,919,434	$12,506,409

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$1,229,643	$542,382
Capital lease obligations – current portion	74,508	64,675
Accounts payable	4,272,431	2,850,432
Deferred revenues – current portion	18,460	34,767
Accrued expenses - vacation pay, payroll and payroll withholdings	442,522	440,116
Accrued expenses - related parties	100,536	68,777
Accrued expenses – other	1,425,002	2,006,134

Total current liabilities	7,563,102	6,007,283

Subordinated notes payable – related parties	250,000	250,000
Capital lease obligations – long-term	76,055	149,582
Long-term debt, net of debt discount	1,134,549	1,490,302
Warrant liability	198,330	355,290
Deferred revenues – long-term	1,045	4,637

Total liabilities	9,223,081	8,257,094

Commitments and contingencies

Stockholders’ equity
Common stock, 4,000,000 shares authorized, par value $.10 per share, 3,011,739 and 2,684,215 shares issued and outstanding, respectively	301,171	268,421
Additional paid-in capital	7,108,300	5,921,441
Accumulated deficit	(4,713,118)	(1,940,547)

Total stockholders’ equity	2,696,353	4,249,315

Total liabilities and stockholders’ equity	$11,919,434	$12,506,409

TEL-INSTRUMENT ELECTRONICS CORP
Consolidated Statements of Operations

	For the years ended March 31,
	2013	2012

Net sales	$7,827,258	$16,508,678

Cost of sales	6,866,036	10,068,236

Gross margin	961,222	6,440,442

Operating expenses:
Selling, general and administrative	2,564,637	2,969,956
Engineering, research and development	2,149,591	2,794,478

Total operating expenses	4,714,228	5,764,434

(Loss) income from operations	(3,753,006)	676,008

Other income (expense):
Amortization of debt discount	(129,763)	(53,570)
Amortization of deferred financing costs	(219,662)	(108,321)
Change in fair value of common stock warrants	294,785	10,847
Gain on sales of capital asset	-	500
Proceeds from life insurance policy	-	300,029
Interest income	434	616
Interest expense	(478,939)	(367,410)
Interest expense - related parties	(30,000)	(31,964)

Total other expense	(563,145)	(249,273)

(Loss) income before income taxes	(4,316,151)	426,735

(Benefit) provision for income taxes	(1,543,580)	355,719

Net (loss) income	$(2,772,571)	$71,016

Basic (loss) income per common share	$(0.98)	$0.03
Diluted (loss) income per common share	$(0.98)	$0.02

Weighted average number of shares outstanding
Basic	2,834,257	2,657,279
Diluted	2,834,257	2,717,820